UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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MOBICOM CORPORATION

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MOBICOM CORPORATION

_____________________

CONSENT SOLICITATION STATEMENT

To Our Stockholders:

The board of directors of Mobicom Corporation, which is referred to as "we," "us," "our," or the "Company" in this consent solicitation statement, is soliciting your consent on behalf of the Company to two proposals, both of which have been approved by our board of directors subject to stockholder approval.  As discussed in more detail in this consent solicitation statement, we are asking our stockholders to approve:

1. A five-for-one reverse split of our common stock.

2. An increase of the number of our authorized shares of capital stock from 260,000,000 to 1,000,000,000, which would be divided into 900,000,000 shares of common stock and 100,000,000 shares of preferred stock.

We are soliciting your approval of these proposals by written consent in lieu of a meeting of stockholders because our board of directors believes that it is in the best interests of the Company and its stockholders to solicit such approval in the most cost effective manner.  A form of written consent is enclosed for your use.

We intend to mail this consent solicitation statement and accompanying form of written consent on or about October 14, 2008.  This consent solicitation statement is being mailed to the holders of record of our common stock as of the close of business on October 1, 2008, which date is referred to as the "record date."  The written consent of stockholders representing a majority of the voting power of our outstanding common stock as of the record date is required to approve each of the proposals.

Your consent is important regardless of the number of shares of stock that you hold.  Although our board of directors has approved each of the proposals, each proposal will only be effective if we receive the written consent of stockholders representing a majority of the voting power of our outstanding common stock as of the record date.  If you approve the proposals, please mark the enclosed written consent form to evidence "CONSENT", sign and date the written consent form and return it to us at your earliest convenience.  Your cooperation in promptly returning your consent will help limit expenses incident to consent solicitation.

We may be contacted via mail at 3328 Granada Avenue, San Diego, California 92104, and our telephone number is (949) 253-5858.

THE CONSENT PROCEDURE

General

As discussed in more detail in this consent solicitation statement, we are asking our stockholders to approve the following two proposals by written consent: (i) a five-for-one reverse split of our common stock; and (ii) an increase of the number of our authorized shares of capital stock from 260,000,000 to 1,000,000,000, which would be divided into 900,000,000 shares of common stock and 100,000,000 shares of preferred stock.

Our board of directors approved the reverse split and the increase in the number of our authorized shares of capital stock on October 2, 2008, the effectiveness of each of which is conditioned upon our stockholders approval.

Voting; Record Date; Vote Required

Only holders of record of our common stock on the record date will be entitled to consent to the proposal.  On the record date there were 52,222,034 shares of our common stock outstanding.  Each share of our common stock is entitled to one vote.

Each of the proposals will be approved by our stockholders if we receive the written consent of stockholders representing a majority of the voting power of our outstanding common stock as of the record date, or written consents representing at least 26,111,018 shares of our common stock.  A written consent form that has been signed, dated and delivered to us with the "CONSENT" box checked or without any of the boxes checked will constitute consent for the proposal.  A written consent form that has been signed, dated and delivered to us with the "WITHHOLD CONSENT" or "ABSTAIN" boxes checked will be counted as a vote against the proposals.

Consents, once dated, signed and delivered to us, will remain effective unless and until revoked by written notice of revocation dated, signed and delivered to us before the time that we have received written consent of stockholders representing a majority of the voting power of our outstanding common stock as of the record date.

Written consents, a form of which is enclosed, may be delivered to us via facsimile to (619) 568-3148 or mailed to the following address:

Mobicom Corporation
3328 Granada Avenue
San Diego, California 92104

Any questions regarding the proposal or the written consent may be directed to us at the address above or by calling us at (949) 253-5858.

Expense of Consent Solicitation

We will pay the expense of soliciting the consents and the cost of preparing, assembling and mailing material in connection therewith.  Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of consents by mail may be supplemented by telephone, facsimile, other approved electronic media or personal solicitation by our directors, officers and other regular employees.

PROPOSAL NO. 1
APPROVAL AND ADOPTION OF
AN AMENDMENT TO OUR ARTICLES OF INCORPORATION
TO EFFECT A FIVE-FOR-ONE REVERSE SPLIT OF OUR COMMON STOCK

General

In this proposal, we are asking you to approve a five-for-one reverse stock split of our common stock.  The number of authorized shares of common stock will not change as a result of the reverse stock split, if effected.  However, under Proposal No. 2, discussed below, we are asking you to approve an increase in the number of  authorized shares of our capital stock.

An amendment of our articles of incorporation will be required to effect the proposed reverse stock split.  Appendix A to this proxy statement sets forth the text of the form of the certificate of amendment of articles of incorporation if the reverse stock split is approved.  Appendix C to this proxy statements sets forth the text of the form of the certificate of amendment of articles of incorporation if both the reverse stock split and the increase in our authorized shares of capital stock (which is proposal number 2) are approved. In each case, such text is subject to revision for such changes as may be required by the Nevada Secretary of State and other changes consistent with the proposals that we or our counsel may deem necessary or appropriate.

The reverse stock split, if approved by our stockholders, will be effective upon the date and time of filing such certificate of amendment with the Nevada Secretary of State.

Our board of directors believes that by reducing the number of shares of our common stock outstanding through the reverse stock split, the per share price of our common stock will, upon such reduction, proportionately increase.  Our board of directors also believes that a higher per share trading price may be more appealing to institutional investors, institutional funds and brokers, and thereby result in greater liquidity for stockholders and lower trading costs.

Our board of directors also believes that the additional available authorized shares of common stock that would result from a reverse stock split may facilitate future capital raising needs and acquisitions of companies or assets.  In addition to focusing on the growth of our current business, our board of directors intends, as part of our business plan, to evaluate opportunities for growth through the acquisition of companies in similar or complementary lines of business.  We may, from time to time, evaluate financing transactions involving the sale of our common stock or securities convertible into shares of our common stock.  While we constantly evaluate the market for opportunities, there are no current proposals or agreements written or otherwise, at this time to issue any of the additional available authorized shares of common stock that would result from the reverse stock split.

Purposes of the Proposed Reverse Stock Split

Our board of directors believes that a reverse stock split may enhance the acceptability of our common stock by the financial community and the investing public, and consequently improve the liquidity of our common stock.  The expected increased price level may encourage interest and trading in our common stock by institutional investors and funds that may be disinclined or prohibited from purchasing lower priced stocks.  Additionally, a variety of policies and practices of broker-dealers discourage individual brokers from dealing in lower priced stocks, and brokers may be more inclined to transact in our shares if they trade at a higher per share price.  In addition, the transaction costs (commissions, markups or markdowns) of lower priced stocks tend to represent a higher percentage of total share value than higher priced stocks, which can discourage ownership of lower priced stocks by both institutional and retail investors.

In the near future, we plan to seek a listing of our common stock on a national securities exchange such as the NASDAQ Capital Market or The American Stock Exchange®.  Eligibility for listing on a national exchange is subject to a number of criteria, such as public float, minimum share price, number of stockholders, market capitalization, net income and other factors.  We currently meet most, but not all, of the listing criteria for certain of the national exchanges.  One of the listing requirements that we do not currently meet is that we have a minimum per share price of $4.00 or $5.00, depending on the exchange. We believe that the reverse split will increase our ability to meet the minimum share price requirement at such time, if ever, that we meet the other listing criteria.

We cannot assure you that all or any of the anticipated beneficial effects on the trading market for our common stock will occur.  Our board of directors cannot predict with certainty what effect the reverse stock split will have on the market price of our common stock, particularly over the longer term.  Some investors may view a reverse stock split negatively, which could result in a decrease in our market capitalization.  Additionally, any improvement in liquidity due to increased institutional or brokerage interest or lower trading commissions may be offset by the lower number of outstanding shares.  We cannot provide you with any assurance that our shares will qualify for, or be accepted for, listing on a national exchange.

Effect of Reverse Stock Split on Authorized Shares of Common Stock

How a Reverse Split Will Affect Stockholders; Fractional Shares.  The reverse split will affect all of our stockholders uniformly and will not affect any stockholders percentage ownership interests in our company, except to the extent that the result of the reverse split results in any of our stockholders owning a fractional share.  If this occurs, the fractional shares will be rounded up to the next whole share, including fractional shares that are less than one share.  In addition, the reverse split will not affect any stockholders percentage ownership or proportionate voting power.  The common stock issued pursuant to the reverse split will remain fully paid and non-assessable.

The principal effect of the reverse split will be that the number of shares of our common stock issued and outstanding will be reduced as follows (without taking into account the effect, if any, of rounding up any fractional shares created by the reverse split to the next whole share):

# of Shares Outstanding Pre-Reverse Split	# of Shares Outstanding Post-Reverse Split
52,222,034	10,444,407

As such, and for purposes of illustration only, each stockholder holding 500 shares of our common stock (par value $0.001 per share) immediately prior to the reverse split taking effect will become a holder of 100 shares of our common stock (par value $0.001 per share) after the reverse split is effective.

The reverse split is not part of any plan or proposal to take our company private.

Effective Increase in Authorized Shares of Common Stock. The reverse stock split, if implemented, would not change the number of authorized shares of our common stock, which is 250,000,000, under our articles of incorporation.  Therefore, because the number of issued and outstanding shares of our common stock would decrease, the number of shares remaining available for issuance would increase.  As explained in more detail below, these additional shares of common stock would be available for issuance from time to time for corporate purposes such as acquisitions of companies or assets, sales of stock or securities convertible into common stock and raising additional capital.  We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment.  We have no plans, proposals or arrangements, written or otherwise, at this time, to issue any of the additional available authorized shares of common stock that would result from a reverse stock split.

The increased reserve of shares available for issuance would give us the flexibility of using common stock to raise capital and/or as consideration in acquiring other businesses.  We are continuously seeking opportunities to add more expertise and proprietary products and services to further enhance our core capabilities through additional acquisitions of technologies or businesses.  Such acquisitions may be effected using shares of common stock or other securities convertible into common stock and/or by using capital that may need to be raised by selling such securities. The current number of available authorized shares of common stock could limit our ability to effect acquisitions of businesses using shares of our common stock or issuing shares to raise capital to fund such acquisitions or for other purposes.

The increased reserve of shares available for issuance may also be used to facilitate public or private financings.  If sufficient operating funds cannot be generated by operations, we may need to, among other things, issue and sell unregistered common stock, or securities convertible into common stock, in private transactions.  We have no plans or agreements in place for any financing at this time.  Such transactions might not be available on terms favorable to us, or at all.  We may sell common stock at prices less than the public trading price of the common stock at the time, and we may grant additional contractual rights to purchase not available to other holders of common stock, such as warrants to purchase additional shares of common stock or anti-dilution protections.

In addition, the increased reserve of shares available for issuance may be used for our equity incentive plans for grants to our employees, consultants and directors, and those of our subsidiaries.  Our board of directors believes that it is critical to incentivize our officers and employees, and those of our subsidiaries, to increase our revenues and profitability, and as a result, our market value, through equity incentive awards. Such equity incentive plans may also be used to attract and retain employees or in connection with potential acquisitions as we grant options to the employees of the acquired companies.  Our board of directors believes that our ability to achieve our growth strategy may be impaired without additional shares of authorized common stock that could be used to provide such equity incentives.

The flexibility of our board of directors to issue additional shares of common stock could also enhance our ability to negotiate on behalf of our stockholders in a takeover situation. The authorized but unissued shares of common stock could be used by our board of directors to discourage, delay or make more difficult a change in the control of our company.  For example, such shares could be privately placed with purchasers who might align themselves with our board of directors in opposing a hostile takeover bid.  The issuance of additional shares could serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock.  Stockholders should therefore be aware that approval of this proposal could facilitate future efforts by our board of directors to deter or prevent changes in control of our company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

The availability of additional shares of common stock is particularly important in the event that our board of directors needs to undertake any of the foregoing actions on an expedited basis and therefore needs to avoid the time (and expense) of seeking stockholder approval in connection with the contemplated action.  If this proposal is approved by the stockholders and the reverse stock split is effected, our board of directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or rules.

If this proposal is approved, the additional authorized but unissued shares of common stock may generally be issued from time to time for such proper corporate purposes as may be determined by our board of directors, without further action or authorization by our stockholders, except for some limited circumstances where stockholder approval is required by law or the listing standards of any stock exchange on which our common stock may be listed at such time.

The possible future issuance of shares of equity securities consisting of common stock or securities convertible into common stock could affect our current stockholders in a number of ways, including the following:

•	diluting the voting power of the current holders of common stock;
•
diluting the market price of the common stock, to the extent that the shares of common stock are issued and sold at prices below current trading prices of the common stock, or if the issuance consists of equity securities convertible into common stock, to the extent that the securities provide for the conversion into common stock at prices that could be below current trading prices of the common stock;

•	diluting the earnings per share and book value per share of the outstanding shares of common stock; and
•	making the payment of dividends on common stock potentially more expensive.

Effect on Registration of Common Stock Under the Securities Exchange Act of 1934. Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, or the "Exchange Act."  A reverse stock split would not affect the registration of our common stock under the Exchange Act.  After the reverse stock split, our common stock would continue to be reported on the Over-the-Counter Bulletin Board market under the symbol "MBIC."

Effect on Voting Rights of, and Dividends on, Common Stock. Proportionate voting rights and other rights of the holders of common stock would not be affected by the reverse stock split.  The percentage of outstanding shares owned by each stockholder prior to the split will remain the same, except for adjustment as a consequence of rounding up any fractional shares created by the reverse split to the next whole share, which is discussed in more detail under  "Fractional Shares," below.  For example, generally, a holder of two percent of the voting power of the outstanding shares of common stock immediately prior to the effective time of the reverse stock split would continue to hold two percent of the voting power of the outstanding shares of common stock after a reverse stock split.

We have not in the past declared, nor do we have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and we are not in arrears on any dividends.  Therefore, we do not believe that a reverse stock split would have any effect with respect to future distributions, if any, to our stockholders.

Effect on Registered and Beneficial Stockholders.  Upon the reverse split, we intend to treat stockholders holding stock in "street name," through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse split for their beneficial holders, holding the stock in "street name."  However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse split.  If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered "Book-entry" Stockholder. Our registered stockholders may hold some or all of their shares electronically in book-entry form.  These stockholders will not have stock certificates evidencing their ownership of the stock. These stockholders are, however, provided with a statement reflecting the number of shares registered in their accounts.  If you hold shares in book-entry form, you do not need to take any action to receive your post-reverse split shares.  A transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

Effect on Registered Certificated Shares. Some of our registered stockholders hold all their shares in certificate form or a combination of certificate and book-entry form.  If any of your shares are held in certificate form, you do not need to take any action to exchange your stock certificate.  If the reverse split is approved, stockholders may continue to make sales or transfers using their old stock certificates.  On request, we will issue new certificates to anyone who holds old stock certificates in exchange therefor.  Any request for new certificates into a name different from that of the registered holder will be subject to normal stock transfer requirements and fees, including proper endorsement and signature guarantee, if required.

Increased Transaction Costs.  The number of shares held by each individual stockholder will be reduced if the reverse split is implemented.  This will increase the number of stockholders who hold less than a "round lot," or 100 shares.  Typically, the transaction costs to stockholders selling "odd lots" are higher on a per share basis.  Consequently, the reverse split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

Effect on Liquidity.  The decrease in the number of shares of our common stock outstanding as a consequence of the reverse split may decrease the liquidity in our common stock if the anticipated beneficial effects on the trading market for our common stock do not occur.  See "Purposes of the Proposed Reverse Stock Split," above.

Potential Anti-Takeover Effect.  If the reverse split is approved, the increased proportion of authorized but unissued shares of our common stock to issued and outstanding shares thereof could, under certain circumstances, have an anti-takeover effect.  For example, such a change could permit future issuances of our common stock that would dilute the stock ownership of a person seeking to effect a change in composition of our board of directors or contemplating a tender offer or other transaction for the combination of our company with another entity.  The reverse split, however, is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or to obtain control of us.

Fractional Shares

Each share of our common stock issued and outstanding immediately prior to effective time of the reverse stock split, will be, automatically and without any action on the part of our stockholders, converted into and reconstituted into a fraction of a share of our common stock.  However, we will not cash-out any of our stockholders as a result of the reverse split.  In the event the reverse split results in a fractional share, we will round up and issue a whole share to the affected stockholder.

Effective Date of the Reverse Stock Split

If the reverse split is approved by our stockholders, we will file a certificate with the Nevada Secretary of State setting forth the amendment to our articles of incorporation and the vote by which the amendment was adopted.  The reverse split will become effective on the date such certificate is filed.  Beginning on the effective date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

Certain Federal Income Tax Consequences of a Reverse Stock Split

The following summary of certain material federal income tax consequences of the reverse split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only.  Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.  The discussion is based on the United States federal income tax laws as of the date of this consent solicitation statement.  Such laws are subject to change retroactively as well as prospectively.  This summary also assumes that the shares of common stock are held as "capital assets," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment).  The tax treatment of a stockholder may vary depending on the facts and circumstances of such stockholder.  EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER'S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE SPLIT.

No gain or loss should be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the reverse split.  The aggregate tax basis of the shares received in the reverse split will be the same as the stockholder's aggregate tax basis in the shares exchanged.  The stockholder's holding period for the shares received in the reverse split will include the period during which the stockholder held the shares surrendered as a result of the reverse split.  Our views regarding the tax consequences of the reverse split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above.  The state and local tax consequences of the reverse split may vary significantly as to each stockholder, depending on the state in which such stockholder resides.

We will not recognize any gain or loss as a result of the reverse split.

Accounting Consequences

The par value of our common stock would remain unchanged at $0.001 per share after the reverse split.  However, the common stock as designated on our balance sheet would be adjusted downward in respect of the shares of the new common stock to be issued in the reverse split such that the common stock would become an amount equal to the aggregate par value of the shares of new common stock being issued in the reverse split, and that the additional paid in capital as designated on our balance sheet would be increased by an amount equal to the amount by which the common stock was decreased.  Additionally, net income (loss) per share would increase proportionately as a result of the reverse split since there will be a lower number of shares outstanding.

No Appraisal Rights

Neither Nevada law nor our articles of incorporation or bylaws provide our stockholders with dissenters' or appraisal rights in connection with this proposal.

Required Vote

Approval of an amendment to our articles of incorporation to effect a reverse stock split requires the affirmative vote of the holders of a majority of the outstanding shares of common stock.  As a result, abstentions and broker non-votes will have the same effect as negative votes.

Board of Directors Recommendation

Our board of directors recommends that our stockholders give their "CONSENT" to this proposal.

PROPOSAL 2
APPROVAL AND ADOPTION OF
AN AMENDMENT TO OUR ARTICLES OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK

General

In this proposal, we are asking you to approve an increase in our authorized shares of capital stock.  Our articles of incorporation currently provide for authorized capital stock consisting of 260,000,000 shares, consisting of 250,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

As of September 25, 2008, we had 52,222,034 shares of common stock issued and outstanding.  We did not have any outstanding options or warrants to acquire shares of common stock.  Accordingly, we have an aggregate of 52,222,034 shares of common stock either issued and outstanding or reserved for issuance under outstanding options and warrants, which represents approximately 21% of the total 250,000,000 shares of currently authorized common stock.

Our board of directors believes that it is necessary and prudent to amend our articles of incorporation to increase our authorized shares of common stock from 250,000,000 to 900,000,000 shares to allow us to issue additional shares of common stock for the purposes described below, and for any other lawful purpose.  Accordingly, on October 2, 2008, our board of directors unanimously approved, subject to stockholder approval, an amendment to our articles of incorporation to increase the number of authorized shares of capital stock from 260,000,000 shares to 1,000,000,000 shares, consisting of 900,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. We have no current intention or commitment to issue an amount of shares in excess of the 260,000,000 shares currently authorized.

An amendment of our articles of incorporation will be required to effect the proposed increase in our authorized shares of capital stock.  Appendix B to this proxy statement sets forth the text of the form of the certificate of amendment of articles of incorporation if the increase in our authorized shares of capital stock is approved.  Appendix C to this proxy statements sets forth the text of the form of the certificate of amendment of articles of incorporation if both the reverse stock split (which is proposal number 1) and the increase in our authorized shares of capital stock are approved. In each case, such text is subject to revision for such changes as may be required by the Nevada Secretary of State and other changes consistent with the proposals that we may deem necessary or appropriate.

Purpose and Effect of the Amendment

As explained in more detail below, our board of directors believes that an increase in our authorized capital stock will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment.  We have no plans, proposals or arrangements, written or otherwise, at this time to issue any of the additional available authorized shares of capital stock if this proposal is approved.

The increased reserve of shares available for issuance would give us the flexibility of using common stock to raise capital and/or as consideration in acquiring other businesses.  We are continuously seeking opportunities to add more expertise and proprietary products and services to further enhance our core capabilities through additional acquisitions of businesses.  Such acquisitions may be effected using shares of common stock or other securities convertible into common stock and/or by using capital that may need to be raised by selling such securities.  The current number of available authorized shares of common stock limits our ability to effect acquisitions of businesses using shares of our common stock or issuing shares to raise capital to fund such acquisitions or for other purposes.  We do not have any agreement, arrangement or understanding at this time with respect to any specific acquisition for which the authorized shares would be issued.

The increased reserve of shares available for issuance may also be used to facilitate public or private financings.  If required operating funds cannot be generated by operations, we may need to, among other things, issue and sell unregistered common stock, or securities convertible into common stock, in private transactions.  We have no plans or agreements in place for any financing at this time. Such transactions might not be available on terms favorable to us, or at all.  We may sell common stock at prices less than the public trading price of the common stock at the time, and we may grant additional contractual rights to purchase the common stock not available to other holders of common stock, such as warrants to purchase additional shares of common stock or anti-dilution protections.

In addition, the increased reserve of shares available for issuance may be used for our equity incentive plans for grants to our employees, consultants and directors, and those of our subsidiaries.  Our board of directors believes that it is critical to incentivize our officers and employees, and those of our subsidiaries, to increase our revenues and profitability, and as a result, our market value, through equity incentive awards. Such equity incentive plans may also be used to attract and retain employees or in connection with potential acquisitions as we grants options to the employees of the acquired companies. Our board of directors believes that our ability to achieve our growth strategy may be impaired without additional shares of authorized common stock that could be used to provide such equity incentives.

The flexibility of our board of directors to issue additional shares of common stock could also enhance our ability to negotiate on behalf of our stockholders in a takeover situation.  The authorized but unissued shares of common stock could be used by our board of directors to discourage, delay or make more difficult a change in the control of our company.  For example, such shares could be privately placed with purchasers who might align themselves with our board of directors in opposing a hostile takeover bid.  The issuance of additional shares could serve to dilute the stock ownership of persons seeking to obtain control and thereby increase the cost of acquiring a given percentage of the outstanding stock.  Stockholders should therefore be aware that approval of this proposal could facilitate future efforts by our board of directors to deter or prevent changes in control of our company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

The availability of additional shares of common stock is particularly important in the event that our board of directors needs to undertake any of the foregoing actions on an expedited basis and therefore needs to avoid the time (and expense) of seeking stockholder approval in connection with the contemplated action.  If this proposal is approved by the stockholders and the reverse stock split is effected, our board of directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or rules.

If this proposal is approved, the additional authorized but unissued shares of common stock may generally be issued from time to time for such proper corporate purposes as may be determined by our board of directors, without further action or authorization by our stockholders, except for some limited circumstances where stockholder approval is required by law or the listing standards of any stock exchange on which our common stock may be listed at such time.

The possible future issuance of shares of equity securities consisting of common stock or securities convertible into common stock could affect our current stockholders in a number of ways, including the following:

•	diluting the voting power of the current holders of common stock;
•
diluting the market price of the common stock, to the extent that the shares of common stock are issued and sold at prices below current trading prices of the common stock, or if the issuance consists of equity securities convertible into common stock, to the extent that the securities provide for the conversion into common stock at prices that could be below current trading prices of the common stock;

•	diluting the earnings per share and book value per share of the outstanding shares of common stock; and
•	making the payment of dividends on common stock potentially more expensive.

In addition, if this proposal is approved, the increased proportion of authorized but unissued shares of our common stock to issued and outstanding shares thereof could, under certain circumstances, have an anti-takeover effect.  For example, such a change could permit future issuances of our common stock that would dilute the stock ownership of a person seeking to effect a change in composition of our board of directors or contemplating a tender offer or other transaction for the combination of our company with another entity.  The increase in our authorized capital stock, however, is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or to obtain control of us.

No Appraisal Rights

Neither Nevada law nor our articles of incorporation or bylaws provide our stockholders with dissenters' or appraisal rights in connection with this proposal.

Required Vote

Approval of an amendment to our articles of incorporation to increase our authorized capital stock requires the affirmative vote of the holders of a majority of the outstanding shares of common stock.  As a result, abstentions and broker non-votes will have the same effect as negative votes.

Board of Directors Recommendation

Our board of directors recommends that our stockholders give their "CONSENT" to this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
 AND RELATED STOCKHOLDER MATTERS

As of September 25, 2008, we had 52,222,034 shares of common stock outstanding.  The following table sets forth information regarding the beneficial ownership of our common stock as of that date with respect to (i) our named executive officers and directors; (ii) our named executive officers and directors as a group; and (iii) all persons which we, pursuant to filings with the SEC and our stock transfer record by each person or group, know to own more than 5% of the outstanding shares of our common stock.  Under SEC rules, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.  A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as warrants or options to purchase shares of our common stock.

Unless otherwise noted, each person has sole voting and investment power over the shares indicated below subject to applicable community property law.  Each stockholder, unless otherwise indicated, may be contacted at our corporate offices unless otherwise indicated in the footnotes below.  Unless otherwise stated in the table below, the address of each beneficial owner is Satellite Security Corporation, 3328 Granada Ave, San Diego, California 92104.

Name and Address of Beneficial Owner	Amount of Shares Beneficially Owned	Percent of Class
Named Executive Officers and Directors
Sung Hwan Park, Chairman (1)	2,000,000	3.8%
Michael Levinsohn, Director and Chief Executive Officer	1,000,000	1.9%
Kyung Hoon Ahn, Chief Executive Officer of Mobicom Korea Ltd. (2)	2,200,000	4.2%
Young Jae Lee, Director (3)	3,900,000	7.5%
Zirk Engelbrecht (4)	2,717	0.0%
All directors and named executive officers as a group (five persons)	9,102,717	17.4%

5% Stockholders
Young Jae Lee	3,900,000	7.5%
Jeon Seong Yong (5)	2,982,000	5.7%
Pacific Horizon Holdings Co., Ltd. (6)	2,632,208	5.0%

(1) This stockholder may be contacted at Jamwon 63-2 Shimbanpo Chunggu Apt. 101-506, Secho-gu, Seoul, Korea.
(2) This stockholder may be contacted at Yeoksam-Dong 685-19, Kangnam-gu, Seoul, Korea.
(3) This stockholder may be contacted at Lake Place 133-701 Jamsil-Dong 44, Songpa-Gu, Seoul, Korea.
(4) Mr. Engelbrecht served as our chief executive officer until December 31, 2007.
(5) This stockholder may be contacted at Daelim Apt. 2-507, Jamwon-dong, Seocho-gu, Seoul, Korea.
(6) This stockholder may be contacted at Younhji Bldg. 3 Fl. Chungdam-dong Gangnam-gu, Seoul, Korea

CHANGE IN CONTROL

On December 31, 2007, we completed a share exchange transaction in which we acquired all of the issued and outstanding capital stock of AIMMS Co., Ltd., a Korean corporation, or "AIMMS," from AIMMS' stockholders in exchange for our issuance of 50,000,000 shares of our common stock to the AIMMS' stockholders pursuant to the terms of the share exchange agreement dated November 27, 2007.  In connection with the share exchange, there was a change of control as result of the issuance of the 50,000,000 shares of our common stock, which represented 96% of our outstanding common stock immediately following such issuance.  In addition, in connection with the share exchange, we appointed Sung Hwan Park, Young Jae Lee, Kyung Hoon Ahn and Michael Levinsohn, to our board of directors, effective as of January 8, 2008, which immediately following such appointment represented a majority of our board of directors.  The AIMMS stockholders, directly or indirectly, as of September 25, 2008, beneficially own 42,000,000 shares of our outstanding common stock, or 80.4% of our outstanding common stock.

SHAREHOLDER PROPOSALS

The deadline for submitting shareholder proposals for inclusion in our proxy statement and form of proxy for the next annual meeting of shareholders is December 31, 2008.  Proposals received after December 31, 2008 will be considered untimely.  In addition, the acceptance of such proposals is subject to SEC guidelines.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials.  A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Mobicom Corporation, Corporate Secretary, 3328 Granada Avenue, San Diego, CA 92104 or contact Mobicom Corporation at (949) 253-5858.  Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with that act, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters.  These reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F. Street NE, Washington, DC 20549 or may be accessed at www.sec.gov.

By Order of the Board of Directors

October 14, 2008	/s/ Michael Levinsohn
San Diego, CA	Michael Levinsohn, Chief Executive Officer and Director

APPENDIX A

Proposed Amendment to Articles of Incorporation

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.           Name of corporation:  Mobicom Corporation

2.           The articles have been amended as follows (provide article numbers, if available):

Article 3 of the Articles of Incorporation is hereby amended to read as follows:

(a)  The Corporation is authorized to issue a total of Two Hundred Sixty Million (260,000,000) shares of capital stock. Two Hundred Fifty Million (250,000,000) shares shall be designated “Common Stock” with a par value of $0.001 per share and Ten Million (10,000,000) shares shall be designated “Preferred Stock” with a par value of $0.001 per share.

(b)  The Preferred Stock may be divided into such number or series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences and privileges granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

Upon filing of this Certificate of Amendment with the Secretary of State a five-for-one reverse split of the outstanding shares of common stock shall be effectuated, wherein the holders of the issued and outstanding shares of common stock shall receive one share of common stock of the corporation for each five shares of common stock of the corporation such holder holds with fractional shares resulting from such reverse split to be rounded up to the nearest whole share.

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:   %

4.	Effective date of filing (optional):

5.	Officer Signature (required):

APPENDIX B

Proposed Amendment to Articles of Incorporation

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.           Name of corporation:  Mobicom Corporation

2.           The articles have been amended as follows (provide article numbers, if available):

Article 3 of the Articles of Incorporation is hereby amended to read as follows:

(a)  The Corporation is authorized to issue a total of One Billion (1,000,000,000) shares of capital stock. Nine Hundred Million (900,000,000) shares shall be designated “Common Stock” with a par value of $0.001 per share and One Hundred Million (100,000,000) shares shall be designated “Preferred Stock” with a par value of $0.001 per share.

(b)  The Preferred Stock may be divided into such number or series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences and privileges granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:   %

4.	Effective date of filing (optional):

5.	Officer Signature (required):

APPENDIX C

Proposed Amendment to Articles of Incorporation

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.           Name of corporation:  Mobicom Corporation

2.           The articles have been amended as follows (provide article numbers, if available):

Article 3 of the Articles of Incorporation is hereby amended to read as follows:

(a)  The Corporation is authorized to issue a total of One Billion (100,000,000) shares of capital stock. Nine Hundred Million (900,000,000) shares shall be designated “Common Stock” with a par value of $0.001 per share and One Hundred Million (100,000,000) shares shall be designated “Preferred Stock” with a par value of $0.001 per share.

(b)  The Preferred Stock may be divided into such number or series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences and privileges granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

Upon filing of this Certificate of Amendment with the Secretary of State a five-for-one reverse split of the outstanding shares of common stock shall be effectuated, wherein the holders of the issued and outstanding shares of common stock shall receive one share of common stock of the corporation for each five shares of common stock of the corporation such holder holds with fractional shares resulting from such reverse split to be rounded up to the nearest whole share.

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:   %

4.	Effective date of filing (optional):

5.	Officer Signature (required):

WRITTEN CONSENT SOLICITED

ON BEHALF OF THE BOARD OF DIRECTORS

OF MOBICOM CORPORATION

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.  WHEN PROPERLY EXECUTED, THIS CONSENT WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IN THE ABSENCE OF ANY DIRECTION, THIS CONSENT WILL BE VOTED FOR EACH PROPOSAL.

1.           Proposal to approve the terms of the five-for-one reverse split of the shares of outstanding common stock of Mobicom Corporation:  [MARK ONLY ONE OF THE FOLLOWING THREE BOXES]

☐  CONSENT / FOR

☐  WITHHOLD CONSENT / AGAINST

☐  ABSTAIN

2.           Proposal to approve the increase of the number of our authorized shares of capital stock from 260,000,000 to 1,000,000,000, which would be divided into 900,000,000 shares of common stock and 100,000,000 shares of preferred stock:  [MARK ONLY ONE OF THE FOLLOWING THREE BOXES]

☐  CONSENT / FOR

☐  WITHHOLD CONSENT / AGAINST

☐  ABSTAIN

3.           The undersigned represents that the undersigned owns the following number of shares of common stock of Mobicom Corporation (please insert number):   ______________________________________.

Please sign exactly as the name or names appear on your stock certificate(s).  If the shares are issued in the names of two or more persons, all such persons should sign the consent form.  A consent executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their titles when signing.

Date:	, 2008

Stockholder Name (printed):

Signature:

Title (if applicable):

Signature (if held jointly):

Title (if applicable):

IMPORTANT:  PLEASE COMPLETE, SIGN, AND DATE YOUR WRITTEN CONSENT PROMPTLY AND FAX IT TO 619-568-3148 OR RETURN IT IN THE ENCLOSED ENVELOPE